                                                                      EXHIBIT 11

                                BIRD CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
               (In thousands, except share and per share amounts)


                                               THREE MONTHS ENDED
                                                     MARCH 31,
                                                1998            1997
                                            -----------     -----------
Basic earnings (loss) per share (1)

      Net loss                              $      (825)    $      (673)
      Deduct dividend requirements:
          Preferred stock                            (7)             (7)
          Convertible preference stock             (377)           (377)
                                            -----------     -----------
      Net loss applicable to
          common stock                      $    (1,209)    $    (1,057)
                                            ===========     ===========
      Weighted average number of common
          shares outstanding as adjusted      4,161,226       4,143,321
                                            ===========     ===========

      Basic loss per common share           $     (0.29)    $     (0.26)
                                            ===========     ===========



(1)       See Note 6 of Notes to Consolidated Financial Statements.

                                BIRD CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
               (In thousands, except share and per share amounts)

                                                      THREE MONTHS ENDED
                                                            MARCH 31,
                                                 ------------------------------
                                                    1998                1997
                                                 ----------          ----------
Diluted earnings per share(1)

  Net loss                                           $(825)              $(673)
  Deduct dividend requirements of
    preferred stock                                     (7)                 (7)
                                                 ---------           ---------
  Net loss applicable to
    common stock                                      (832)               (680)
                                                 =========           =========
  Weighted average number of common
    shares outstanding                           4,161,226           4,143,321
  Assuming exercise of options reduced by
    the number of shares which could have
    been purchased with the proceeds from
    exercise of such options                        36,784                   0
  Assuming conversion of convertible
    preference stock(2)                            713,955             713,955
                                                 ---------           ---------
  Weighted average number of common
    shares outstanding as adjusted               4,911,965           4,857,276
                                                 =========           =========

Diluted loss per common share                       $(0.17)             $(0.14)
                                                 =========           =========

(1)  See Note 6 of Notes to Consolidated Financial Statements.

(2) These calculations are submitted in accordance with Securities Exchange Act of 1934, Release No. 9083, although in certain instances, it is contrary to paragraphs 13-17 of Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128") because it produces an anti-dilutive result. Computation of diluted earnings per share should not give effect to common stock equivalents if their inclusion has the effect of decreasing the loss per share amount otherwise computed or is anti-dilutive.